EXHIBIT 99.1

Contact:                 Gary Smith
Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT PROMOTES JEFF ROSENTHAL TO PRESIDENT AND COO

BIRMINGHAM, Ala. (February 17, 2009) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, announced the promotion of Jeffry O. Rosenthal, the Company’s Vice President of Merchandising, to President and Chief Operating Officer, effective immediately.

Well-known and respected within sporting goods, Mr. Rosenthal has been involved in the industry since 1981. He currently serves as Vice Chairman/Treasurer of the National Sporting Goods Association and has served as Hibbett’s Vice President of Merchandising since 1998. Prior to that time, he was Vice President and Divisional Merchandise Manager for Apparel with Champs Sports.

Commenting on the announcement, Mickey Newsome, Chairman and Chief Executive Officer, said, "The depth and experience of our management team have always been strong assets of Hibbett. Today, we acknowledge one of the major contributors to Hibbett’s growth story. Jeff’s experience in retail, his thorough knowledge of the Hibbett culture, and his respect within the industry made him the ideal person to help continue our success and lead the Company forward."

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Sunbelt, Mid-Atlantic and the lower Midwest.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in dominant strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding the best interests of our Company and our intent to search for a replacement.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a complete description of these factors, as well as others which could affect our business, you should carefully review the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on April 2, 2008, our Quarterly Reports on Form 10-Q filed on September 8, 2008 and December 8, 2008 and our most recent prospectus supplement filed May 2, 2003.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

END OF EXHIBIT 99.1